Exhibit 99.1

KPMG LLP 811 Main Street Houston, TX 77002

Independent Auditors’ Report

The Board of Directors

Mesquite Energy, Inc.:

Report on the Audit of the Financial Statement

Opinion

We have audited the accompanying Statement of Revenues and Direct Operating Expenses for the Oil and Natural Gas Assets of SN EF Maverick, LLC (“SN Maverick”) and Mesquite Comanche Holdings, LLC (“MCOM”) (the Statement), for the year ended December 31, 2022, and the related notes to the Statement.

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the Oil and Natural Gas Assets of SN Maverick and MCOM for the year ended December 31, 2022, in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statement section of our report. We are required to be independent of Mesquite Energy, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter 1

As described in Note 2, the accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the operations of the properties. Our opinion is not modified with respect to this matter.

Emphasis of Matter 2

Accounting principles generally accepted in the United States of America require that the supplemental information relating to oil and natural gas producing activities be presented to supplement the basic financial statement. Such information, although not a part of the basic financial statement, is required by the United States Financial Accounting Standards Board who as described in Accounting Standards Codification Topic 932-235-50 considers the supplemental information to be an essential part of financial reporting for placing the basic financial statement in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with managements responses to our inquiries, the basic financial statement, and other knowledge we obtained during our audit of the basic financial statement. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

Responsibilities of Management for the Financial Statement

Management is responsible for the preparation and fair presentation of the Statement in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibilities for the Audit of the Financial Statement

Our objectives are to obtain reasonable assurance about whether the Statement is free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the Statement.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the Statement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the Statement.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the Statement.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Houston, Texas

August 30, 2023

SN EF Maverick, LLC and Mesquite Comanche Holdings, LLC

Statements of Revenues and Direct Operating Expenses

	Six Months Ended	Year Ended
	June 30, 2023	December 31, 2022
(In thousands)	(Unaudited)
REVENUES:
Oil sales	$109,588	$273,827
Natural gas liquid sales	23,144	80,964
Natural gas sales	17,225	98,765

Total revenues	149,957	453,556

DIRECT OPERATING EXPENSES:
Oil and natural gas production expenses	28,654	46,411
Marketing and transportation expenses	52,540	117,566
Production and ad valorem taxes	8,390	24,547

Total direct operating expenses	89,584	188,524

Excess of revenues over direct operating expenses	$60,373	$265,032

See accompanying notes to the Statements of Revenues and Direct Operating Expenses.

SN EF Maverick, LLC and Mesquite Comanche Holdings, LLC

Notes to Statements of Revenues and Direct Operating Expenses

Note 1. Background Information

On May 2, 2023, Mesquite Energy, Inc. (“Mesquite” or the “Company”), through its wholly-owned subsidiaries SN EF Maverick, LLC (“SN Maverick”) and Mesquite Comanche Holdings, LLC (“MCOM,” and together with SN Maverick, the “Seller”) signed a Purchase and Sale Agreement to sell approximately 74,600 net Eagle Ford and/or Pearsall Shale acres and certain producing properties, located in Dimmit, La Salle, Maverick, Webb and Zavala Counties, Texas (the “Comanche Assets”) to Javelin EF L.P. (“Javelin”) with an effective date of March 1, 2023. The transaction closed on July 3, 2023 with an adjusted purchase price of $603.4 million, subject to post-closing adjustments.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Statements of Revenues and Direct Operating Expenses (the “Statements”) include revenues from the sale of oil, natural gas and natural gas liquids (“NGLs”) and direct operating expenses. Revenues and direct operating expenses included in the Statements represent the Seller’s interest in the Comanche Assets and are presented on an accrual basis of accounting. During the periods presented, the Comanche Assets were not accounted for or operated as a separate division or entity by the Company. Accordingly, complete financial statements under accounting principles generally accepted in the United States of America (“U.S. GAAP”) are not available or practicable to produce for the Comanche Assets. The Statements are not intended to be a complete presentation of the results of operations of the Comanche Assets and may not be representative of future operations, as they do not include indirect general and administrative expenses; interest expense; depreciation, depletion and amortization; provision for income taxes; and certain other revenues and expenses, such as capital expenditures, not directly associated with revenues from the sale of oil, natural gas and NGLs.

Use of Estimates

U.S. GAAP requires management to make estimates and assumptions based on judgment that affect the amounts reported in the Statements. Actual results may differ from those estimates for a variety of reasons.

Revenues

Revenue from the sale of oil, natural gas and NGLs is recognized in the period that the performance obligations are satisfied in accordance with ASC 606, “Revenue Recognition.” These performance obligations are primarily comprised of the delivery of oil, natural gas or NGLs at specified delivery points. Each barrel of oil, MMBtu of natural gas or other unit of measure is separately identifiable and represents a distinct performance obligation to which the transaction price is allocated. Performance obligations are satisfied at a point in time once control of the product has been transferred to the customer through monthly delivery of oil, natural gas and NGLs.

Direct Operating Expenses

Direct operating expenses are recognized when incurred and include lease operating and workover expenses, marketing and transportation expenses, and production and ad valorem taxes.

Note 3 – Commitments and Contingencies

The Company and SN Maverick enter into various contractual agreements, primarily for a field office, vehicles, compressors and midstream gathering and processing facilities to support our operations. Minimum future payments, including imputed interest, for these agreements related to the Comanche Assets totaled $1.0 million as of December 31, 2022, of which $921 thousand was expected to be paid in 2023, $74 thousand in 2024, and $5 thousand in 2025.

As is common in our industry, the Company is party to certain agreements, including certain oil and natural gas gathering and transportation and natural gas processing agreements, that imposed certain obligations to deliver a specified volume of production over a defined time horizon. If not fulfilled, these agreements subjected the Company to deficiency payments to our midstream counterparties. As of December 31, 2022, the Company had approximately $253.7 million in aggregate future commitments related to oil and natural gas gathering and transportation agreements for the Comanche Assets ($111.3 million for 2023 through 2025, $65.7 million from 2026 through 2028, and $76.7 million under commitments expiring after December 31, 2028) and approximately $2.8 million in future commitments related to natural gas processing agreements for the Comanche Assets, all expiring by the end of 2023.

In the normal course of business, the Company is party to various disputes and/or litigation matters. The Company does not believe that a negative outcome on any such dispute and/or litigation matter is probable or reasonably estimable.

Note 4 - Subsequent Events

The Seller has evaluated subsequent events through August 30, 2023, the date the Statements were available to be issued, and concluded that no subsequent events need to be reported for this period.

Note 5 – Supplemental Oil and Natural Gas Disclosures (Unaudited)

Oil and Natural Gas Reserve Information (Unaudited)

The unaudited supplemental information on oil and natural gas exploration and production activities related to the Comanche Assets for 2022 has been prepared in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas and the Securities and Exchange Commission’s final rule, Modernization of Oil and Gas Reporting based on the 12-month unweighted first-day-of-the-month average prices as of December 31, 2022, with appropriate adjustments by property for location, quality, and gathering and marketing differentials.

Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods.

Below are the net quantities of estimated total proved, proved developed and proved undeveloped reserves of the Comanche Assets. An analysis of the change in estimated quantities of reserves, all of which are located within the United States, is presented below:

		Natural Gas	Natural Gas
	Oil (MBbls)	Liquids (MBbls)	(MMcf)	Total (MBoe)
Net proved reserves at December 31, 2021	32,162	29,361	174,155	90,549
Revisions of previous estimates	2,297	848	19,544	6,403
Extensions and discoveries	889	333	2,134	1,578
Production	(2,877)	(2,365)	(15,208)	(7,776)

Net proved reserves at December 31, 2022	32,471	28,177	180,625	90,752

Net Proved Developed Reserves
December 31, 2021	23,152	23,213	137,758	69,325
December 31, 2022	23,237	22,811	146,228	70,419
Net Proved Undeveloped Reserves
December 31, 2021	9,010	6,148	36,397	21,224
December 31, 2022	9,234	5,366	34,397	20,333

Standardized Measure of Discounted Future Net Cash Flows (Unaudited)

The standardized measure of discounted future net cash flows related to proved reserves (“Standardized Measure”) is a disclosure requirement under Accounting Standards Codification 932-325. The Standardized Measure does not purport to be, nor should it be interpreted to present, the fair value of the proved reserves of the Comanche Assets. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions. Significant changes in estimated reserves volumes or commodity prices could have a material effect on the results of operations of the Comanche Assets. The estimates of future cash flows are based on the 12-month unweighted first-day-of-the-month average prices as follows:

		Natural Gas	Natural Gas
	Oil (MBbls)	Liquids (MBbls)	(MMcf)
December 31, 2021	$66.56	$43.80	$3.598
December 31, 2022	$93.67	$47.88	$6.358

Estimated future net cash flows for all periods presented are reduced by estimated future development, production and abandonment and dismantlement costs based on existing costs, assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted at a rate of 10%. No deduction has been made for general and administrative expenses, interest expense, depreciation, depletion and amortization or federal or state income taxes.

The Standardized Measure of the Comanche Assets is presented below:

Year Ended
(In thousands)	December 31, 2022
Future cash inflows	$5,278,786
Future production costs	(2,360,128)
Future development costs	(312,143)

Future net cash flows (undiscounted)	2,606,515
10% discount factor	(1,446,203)

Standardized Measure	$1,160,312

Changes in the Standardized Measure of the Comanche Assets are as follows:

Year Ended
(In thousands)	December 31, 2022
Standardized Measure - beginning of year	$665,847
Increase (decrease) in:
Net change in sales and transfer prices, net of production costs	614,033
Revisions of quantity estimates	99,449
Extensions and discoveries and improved recovery, net of future costs	24,501
Sales and transfers, net of production costs	(265,032)
Changes in estimated future development costs	(40,923)
Accretion of discount	67,000
Changes in production rates, timing and other	(4,563)

Standardized Measure - end of year	$1,160,312